PROXY RESULTS
	During the six months ended June 30, 2006, Cohen &
Steers REIT and Utility Income Fund, Inc. shareholders voted on the following proposals at the annual meeting heldon April 27, 2006. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	53,698,277 	 881,206
Robert H. Steers	53,716,694 	 862,789
C. Edward Ward, Jr.	53,703,728 	 875,755


Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	18,640 		143
Robert H. Steers	18,640 		143
C. Edward Ward, Jr.	18,640 		143